SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549




SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13D-1(B),(C)AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
13D-2(B)
(Amendment No. ___)

ELDERTRUST
(Name of Issuer)

Common Stock, par value $.01 per share
(Title of Class of Securities)

284560109
(CUSIP Number)

July 28, 2000
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of

CUSIP No.   284560109          		13G      	Page 2 of 8 Pages

the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.   Names of Reporting Persons.
     I.R.S. Identification  No. Of Above Persons (entities only)

       Sondra Beit and Roger Beit, as Joint Owners
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2.   Check the Appropriate Box if a Member of a Group*
       (a)  [X]
       (b)  [   ]
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3.   SEC Use Only

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4.   Citizenship or Place of Organization

     U.S.A.
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Number of Shares Beneficially Owned by Each Reporting Person With

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5.   Sole Voting Power                  100,200
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6.   Shared Voting Power
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7.   Sole Dispositive Power            100,200
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8.   Shared Dispositive Power
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9.   Aggregate Amount Beneficially  Owned by Each Reporting
Person
        100,200
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10.  Check box if the Aggregate Amount in Row (9) Excludes
Certain Shares*  [ ]
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11.  Percent of Class Represented By Amount in Row (9)

                         1.4%
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CUSIP No.   284560109          		13G     Page 3 of 8 Pages

12.  Type of Reporting Person*

         IN
-----------------------------------------------------------------
-----------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification  No. Of Above Persons (entities only)

       Sondra Beit
-----------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*
       (a)  [X]
       (b)  [   ]
-----------------------------------------------------------------
3.   SEC Use Only

-----------------------------------------------------------------
4.   Citizenship or Place of Organization

     U.S.A.
-----------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With

-----------------------------------------------------------------
5.   Sole Voting Power                   104,000
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6.   Shared Voting Power
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7.   Sole Dispositive Power            104,000
-----------------------------------------------------------------
8.   Shared Dispositive Power
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9.   Aggregate Amount Beneficially  Owned by Each Reporting
Person

        104,000
-----------------------------------------------------------------
10.  Check box if the Aggregate Amount in Row (9) Excludes
Certain Shares*  [ ]
-----------------------------------------------------------------
11.  Percent of Class Represented By Amount in Row (9)

                   	1.5%
CUSIP No.   284560109          	13G  	Page 4 of 8 Pages
-----------------------------------------------------------------
12.  Type of Reporting Person*

         IN
-----------------------------------------------------------------
-----------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification  No. Of Above Persons (entities only)

      Mark Paley
-----------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group*
       (a)  [X]
       (b)  [   ]
-----------------------------------------------------------------
3.   SEC Use Only

-----------------------------------------------------------------
4.   Citizenship or Place of Organization

     U.S.A.
-----------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

-----------------------------------------------------------------
5.   Sole Voting Power                   182,400
-----------------------------------------------------------------
6.   Shared Voting Power
-----------------------------------------------------------------
7.   Sole Dispositive Power            182,400
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8.   Shared Dispositive Power
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--------------------------------------
9.   Aggregate Amount Beneficially  Owned by Each Reporting
Person

        182,400
-----------------------------------------------------------------
10.  Check box if the Aggregate Amount in Row (9) Excludes
Certain Shares*  [ ]
-----------------------------------------------------------------
11.  Percent of Class Represented By Amount in Row (9)

                         2.6%
Page 5 of 8 Pages

-----------------------------------------------------------------
12.  Type of Reporting Person*

         IN
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Item 1(a)   Name of Issuer:

             	ElderTrust

Item 1(b)   Address of Issuer's Principal Executive Offices:

             	101 East State Street, Suite 100
               Kennett Square, PA 19348

Item 2(a)   Names of Persons Filing:

           Sondra Beit and Roger Beit, as Joint Owners
 Sondra Beit
 Mark Paley

Item 2(b)   Address of Principal Business Office or, if none,
            Residence:

530 Silas Deane Highway
Suite 130
Wethersfield, CT  06109
              	(all owners)

Item 2(c)   Citizenship:

              U.S. (all owners)

Item 2(d)   Title of Class of Securities:

              Common Stock, par value $.01 per share

Item 2(e)   CUSIP Number

              284560109

Item 3.     If this  statement  is filed  pursuant to Rules  13d-
            1(b), or 13d-2(b) or (c) , check whether the person filing is a:

            							6 of 8 Pages


  (a)  [  ] Broker or dealer registered under Section
            15 of the Exchange Act.

            (b)  [  ] Bank as defined in Section 3(a)(6) of the
                      Exchange Act.

            (c)  [  ] Insurance company as defined in Section
                      3(a)(19) of the Exchange Act.

(d)  [  ] Investment company registered under
                 Section 8 of the Investment Company Act.

            (e)  [  ] An investment adviser in accordance with
                      Rule 13d-1(b)(1)(ii)(E).

  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

            (g)  [  ] A parent holding company or control person
                      in accordance with Rule 13d-1(b)(1)(ii)(G).

            (h)  [  ] A savings association as defined in Section
                      3(b) of the Federal Deposit Insurance Act.

            (i)  [  ] A church plan that is excluded from the
                      definition of an investment company under
                      Section 3(c)(14) of the Investment Company
                      Act.

            (j)  [ ] Group, in accordance with Rule 13d-
                     1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check
     this box.   [X]

Item 4.    Ownership.

   The information in items 5-11 on the cover pages (pages
   2-4) of this Schedule 13G is incorporated by reference

              (a)  Amount Beneficially Owned:	386,600 shares

              (b)  Percent of Class:       5.4%
										7 of 8 Pages

		    (c)  Number of shares as to which such person has:


(i) sole power to vote or to direct the
        vote:   		386,600

(ii)    shared power to vote or to direct
        vote:

                      (iii)   sole power to dispose or to direct
                              the disposition of:
                   	                         386,600

(iv)   shared power to dispose or to
         direct the disposition of:

Item 5.   Ownership of Five Percent or Less of a Class.

          	  Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of
          Another Person.

          	  Not applicable.

Item 7.  Identification  and  Classification  of the Subsidiary
         Which Acquired the Security Being Reported On By the
         Parent Holding  Company or Control Person.

Not applicable.

Item 8.  Identification and Classification of Members of the
         Group.

            Sondra Beit, Roger Beit and Mark Paley are business partners and may be deemed to be acting as a group for purposes of Rule 13d-1(b)(1)(ii)(J).

Item 9.  Notice of Dissolution of Group.

             Not applicable.

Item 10. Certification.

       									8 of 8 Pages

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

 SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


	 August 7, 2000

     (Date)

S/SONDRA BEIT
Sondra Beit
Name/Title


S/ROGER BEIT
Roger Beit
Name/Title


S/MARK PALEY
Mark Paley
Name/Title


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
CONSTITUTE FEDERAL CRIMINAL VIOLATIONS(SEE 18 U.S.C. 1001).